UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

U-Vend, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-165972	22-3956444
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1507 7th Street,  Santa Monica, CA 90401, #425
(Address of Principal Executive Office) (Zip Code)

800-467-1496
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 14, 2014, the Company issued a press release announcing that it would be effectuating a 1-for-200 reverse stock split of its common stock, the change of its corporate name from Internet Media Services, Inc. to U-Vend, Inc., and the change of its trading symbol to “UVND”.  All fractional shares created by the reverse stock split have been rounded to the nearest whole share.  These actions were previously approved by the majority of the outstanding shares of the Company's common stock stockholders and the Company’s Board of Directors. The Company received authorization from FINRA to effect these events as of May 16, 2014.

On May 16, 2014, the Company’s stock began trading on a split-adjusted basis and under the temporary trading symbol of “ITMVD” for a period of twenty business days to signify that the Company stock has undergone a reverse split.  On June 13, 2014, the Company’s symbol will then change to "UVND", as well as the CUSIP number (“903431104”).  There were no changes to the authorized amount of common shares or par value as a result of this reverse split.

As a result of the reverse stock split, the number of issued and outstanding shares of common stock of the Company has been reduced from approximately 1.6 billion to approximately 8 million.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number    Description

99.1            Press release dated May 14, 2014, issued by Internet Media Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

U-Vend, Inc.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer

Date:      May 21, 2014